EX 23

 Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8, No. 333-141864) pertaining to AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan of our report dated June 26, 2009, with respect to the financial statements and supplemental schedule of AT&T of Puerto Rico, Inc. Long Term Savings and Security Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2008.

/s/ ERNST &YOUNG LLP

Dallas, Texas
June 26, 2009